UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 14, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition

IA Global Inc. (the “Company”) announced that it would not be able to file its Form 10-K for the twelve months ended March 31, 2009 as required by July 14, 2009. This delay is due to (i) the ongoing internal audit of Global Hotline, Inc. (“Global Hotline”) operations; (ii) ongoing negotiations with all Japanese lenders; and, (iii) the late and incomplete receipt of March 31, 2009 financial records from Global Hotline and Taicom Securities Co Ltd. The Company expects to file the Form 10-K on approximately July 24-31, 2009.

On June 1, 2009, at the direction of the CEO, the Company commenced a forensic and detailed internal audit of Global Hotline. The detailed forensic audit is being conducted by our Chief Financial Officer, assisted by two auditors and our CEO. The audit was considered necessary because of the entry into an alleged loan with an unlicensed Japanese lender by Global Hotline management, a series of questionable transactions authorized by GHI management, and the continued and unexpected unprofitable operations of Global Hotline since August 2008.

Preliminary results, before any potential audit adjustments, are as follows for the twelve months ended March 31, 2009:

Total assets- $31-$33 million as of March 31, 2009

Total liabilities- $26-$27 million as of March 31, 2009

Total stockholder equity- $5-$6 million as of March 31, 2009

Sales- $60-$61 million for the twelve months ended March 31, 2009 as compared to $38.7 million for the twelve months ended March 31, 2008

Net loss- $8-$9 million for the twelve months ended March 31, 2009 as compared to $7.1 for the twelve months ended March 31, 2008. The net loss includes a one-time expense associated with an unlicensed Japanese lender and a provision for $1.6 million of restructuring costs under Japanese GAAP that is being evaluated under US GAAP.

Additional details will be provided with the filing of the Form 10-K for the twelve months ending March 31, 2009. The financial results are subject to adjustment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 8, 2009, the Company entered into a Services Agreement with AMV. Pursuant to this agreement, AMV agreed to provide funding to the Company of $300,000 in exchange for IA Global Convertible Senior Debentures that carry a 12% interest rate and are due December 8, 2009. AMV has funded the $120,000 due June 10, 2009 and June 22, 2009. AMV has not funded the $60,000 due June 30, 2009 and may not fund the $60,000 due July 15, 2009. The Company is negotiating with AVM on the remaining amounts due.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement

As reported, on February 25, 2009 and February 27, 2009, Global Hotline purportedly received a total of 250,000,000 Yen, or approximately $2,577,000 at current exchange rates, in working capital loans (the “Loans”) from an unlicensed Japanese lender. The purported Loans were described as requiring a balloon payment of 250,000,000 Yen, or approximately $2,577,000 on April 30, 2009. A year’s interest of 15.0% was paid on February 25, 2009, with a default interest rate of 21.9%. A 10% fee was paid for this working capital loan. The Loans were signed by SG Telecom and are guaranteed by the two senior executives and two directors of Global Hotline and by all Global Hotline affiliated entities.

On approximately April 1, 2009, the Company pledged its ownership in Global Hotline as collateral for the purported loans, subject to a thirty day notice period in the case of default under the agreement.

On April 24, 2009, Global Hotline received 90,000,000 Yen or $929,000 at current exchange rates from the CFO of Global Hotline. The loan required a balloon payment of 90,000,000 Yen, or approximately $929,000 on May 15, 2009. Interest of 15.0% is to be paid starting on April 24, 2009, with a default interest rate of 21.9%. The loan was guaranteed by all Global Hotline affiliated entities. The loan apparently was repaid in May, 2009.

On May 27, 2009, SG Telecom, Inc. did not repay the Loan as requested by unlicensed Japanese lender.

After review by Japanese corporate counsel, the Company is challenging the validity of the loan and the collateral claimed by the unlicensed Japanese lender. We have discovered that Global Hotline management provided slips of paper purporting to be stock certificates to the unlicensed lender in early March 2009 in violation of the loan agreements and while Global Hotline apparently had sufficient cash to repay a portion of the alleged loan to the lender. On June 9, 2009, the unlicensed Japanese lender submitted documents claiming ownership of the Company’s 600 shares of Global Hotline. However since the Company never issued any documents evidencing ownership the claim is considered spurious. The Company has disputed all notices received from unlicensed Japanese lender. The Company is taking all legal actions in Japan to secure its 100% ownership in Global Hotline and subsidiaries. In addition, the parties continue to negotiate over the alleged unpaid loans. We believe the current balance due to unlicensed Japanese lender is approximately $1,500,000.

Until July 10, 2009, the unlicensed lender had refused to supply any bank or transaction records for the Company to close its records for the twelve months ended March 31, 2009 or conduct its external audit.

On April 30, 2009, Global Hotline entered into negotiations on $12,379,000 in debt with its Japanese banks. Global Hotline is proposing to refinance this debt on a long term basis and freeze any payments in the short term. To date, eight loans have been renegotiated. We expect to adjust the repayment dates on many loans with our largest lender to a September 30, 2009 due date and then to re-finance the loans on a long term basis. Additional details will provided with the filing of the Form 10-K for the twelve months ending March 31, 2009.

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The Company received a Deficiency Letter from the NYSE AMEX Stock Exchange dated July 10, 2009. In this letter, Staff has now determined that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE Amex Company Guide (the “Company Guide”), the Company’s continued listing is predicated on it effecting a reverse stock split of its Common Stock by January 11, 2010. The Company will review a reverse stock split in accordance with the Deficiency Letter.

The Company was previously notified by Staff that the Exchange deemed it appropriate for the Company to effect a reverse stock split to address its low selling price.

The Company has seen unprecedented volume in its stock. In June 2009, over 52 million shares were traded and over 40 million of the shares were crossing trades between two alleged shorting organizations.

The Company received a Deficiency Letter from the NYSE AMEX Stock Exchange dated July 14, 2009. In this letter, Staff has now determined that the Company has not filed its Form 10-K for the twelve months ended March 31, 2009. The timely filing of this report is a condition of the Company’s continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchanges Company Guide. In addition, the Company’s failure to file this report is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s security from the Exchange.

The Company is required to submit a plan to the Exchange by July 28, 2009 to bring the Company in compliance with Sections 134 and 1101 of the Exchanges Company Guide by October 12, 2009. The Company expects to submit this plan and be in compliance with Sections 134 and 1101 of the Exchanges Company Guide by October 12, 2009.

Section 8 - Other Events

Item 8.01 Other Events.

On July 10, 2009, the Board of Directors of the Company amended the Company’s Audit, Compensation, Nominations and Governance and Merger and Acquisition Committee Charters (collectively, the “Charters”). Copies of these Charters are filed hereto as Exhibit 99.1-99.4.

In addition, on July 10, 2009, the Company’s Board of Directors amended the Company’s Code of Conduct & Ethics Policy (“Code of Ethics”). A copy of the Code of Ethics is filed hereto as Exhibit 14.1.

Copies of these amended Charters and the Code of Ethics may also be found on the Company’s website at http://www.iaglobalinc.com.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

14.1	Code of Conduct & Ethics dated July 10, 2009.

99.1	Audit Committee Charter dated July 10, 2009.

99.2	Compensation Committee Charter dated July 10, 2009.

99.3	Nominations and Governance Committee Charter dated July 10, 20098.

99.4	Merger and Acquisition Committee Charter dated July 10, 2009.

99.5	IA Global, Inc. press release dated July 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: July 15, 2009

By:	/s/ Derek Schneideman

Derek Schneideman

Chief Executive Officer